Exhibit 10.2

July 7, 2016

Dear Susan:

After carefully considering your suggestion, I recommended to the Compensation Committee and they have approved a bonus of $20,000 for the timely and accurate release of earnings for each fiscal quarter during which you perform the duties of interim Chief Financial Officer, Treasurer, Principal Financial Officer and Principal Accounting Officer of Sonus Networks, Inc. (“Sonus” or the “Company”).  Such bonuses will be paid in the next regular payroll cycle after each such release.  If anyone other than you is appointed Chief Financial Officer prior to the release of earnings for a fiscal quarter, you will receive a bonus for that quarter if you remain employed by the Company through the date of the next earnings release.  If your employment is terminated by the Company for Cause (as defined in your employment letter dated February 2, 2012 (the “Employment Letter”)), you will not receive a bonus for the then-current period.

In addition, if the Company terminates your employment without Cause, and subject to the additional conditions of the Employment Letter, the Company will provide you the following severance and related post-termination benefits:

(a)                                 The Company will continue to pay your then-current base salary, less applicable state and federal withholdings, in accordance with the Company’s usual payroll practices, for a period of twelve (12) months following the Date of Termination;

(b)                                 The Company will pay your then-current annual Target Bonus at 100% of target, less applicable state and federal withholdings, with such bonus to be paid at the same time and in the same form as the Target Bonus otherwise would be paid;

(c)                                  The Company will continue to pay the Company’s share of medical, dental and vision insurance premiums for you and your dependents between the Date of Termination and the earlier of (i) the date you accept other employment that provides you with commensurate insurance coverage; and (ii) the twelve (12) month anniversary of the Date of Termination; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of such premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage;

(d)                                 Any stock options granted to you by the Company to purchase the Company’s common stock that are unvested as of the Date of Termination and would have vested in the twelve (12) month period immediately following the Date of

Termination will accelerate and immediately vest and become exercisable upon termination, and your stock options that are or become vested will remain outstanding and exercisable for the shorter of three (3) years following the Date of Termination or the original remaining life of the options; and

(e)                                  Any Restricted Shares that are unvested as of the termination date and that would vest during the twelve (12) months following your termination will accelerate and immediately vest upon termination and such shares will be freely marketable.

This letter agreement will be considered effective the date of your acceptance of the terms hereof.  You are, and will remain, an employee at will; nothing in this letter agreement constitutes a guaranty of employment for any particular period.  Capitalized terms defined herein shall have the meanings given to them in the Employment Letter.

This letter supersedes paragraphs 10(a)-(e) of the Employment Letter and supersedes in its entirety the December 17, 2012 amendment to the Employment Letter.  Except as modified by this letter agreement, the terms of the Employment Letter remain in full force and effect.

Susan, thank you for stepping into this role on an interim basis.  If this arrangement is satisfactory to you, please indicate your acceptance by countersigning below.

Sincerely,

/s/ Raymond P. Dolan

Raymond P. Dolan
President and Chief Executive Officer

Agreed:

/s/ Susan Villare

Susan Villare
Date: July 7, 2016